Exhibit 10.4
Amendment No. 13
Purchase Agreement
This Amendment No. 13 (“the Amendment”) to the Purchase Agreement (the “Agreement”) dated January 25, 2000 by and among Brocade Communications Systems, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., and having its principal place of business at 1745 Technology Drive, San Jose, California 95110 (“Brocade-US”), and Brocade Communications Switzerland SarL, a corporation organized under the laws of Geneva, and having its principal place of business at 29-31 Route de l’Aeroport, Case Postale 105 CH-1215 Geneva 15, Switzerland (“Brocade-Switzerland”), (collectively “SUPPLIER”) and EMC Corporation, (“EMC”), a Massachusetts corporation, is made as of July 12, 2005, by and between SUPPLIER and EMC and commences on the last date accepted and executed by SUPPLIER (“Effective Date”). [**].
WHEREAS, the parties wish to amend the Agreement as indicated below;
NOW THEREFORE, in consideration of the above and the other respective promises of the parties set forth herein, the parties hereto agree as follows:
1. Change the provisions of Exhibit F as follows:
Exhibit F, Replace Section 3.4 with the following: SUPPLIER Technical support with live telephone assistance and online self-help are available 24x7x365. Problem severity levels and response time are referenced in Exhibit C, Section 3.0
2. Add the following provisions under the Agreement as Section 4.2.5 and appropriate subparagraphs thereunder, covering the license and use of a [**] tool developed by SUPPLIER:
[**] Tool. [**]. SUPPLIER grants permission to EMC (“You” or “Your”) to use the Tool solely in accordance with these Terms & Conditions and the Usage Guidelines certification. Usage Guidelines certification is as follows; I certify that all information provided above is correct and complete. I further certify that the software products for which I am obtaining license keys will no longer be used on the [**] and will only be used on the [**] subject to the end user license agreement under which such software programs were originally licensed. SUPPLIER will work with EMC to set up a monthly report [**] was generated. EMC understands such a report does not currently exist, so EMC and SUPPLIER teams will work on a mutually acceptable timeframe for implementation.
Usage of the Tool. Only those third parties designated by You on the attached Exhibit A (“Authorized Third Party(ies)”), and Your employees who are permitted to access the SUPPLIER Partner Network website are authorized to use the Tool. It is Your responsibility to maintain a complete and current Authorized Third Parties list and to provide SUPPLIER with any updates or changes in Authorized Third Party information at least thirty (30) days prior to any such modification. You agree that You and any Authorized Third Parties will only use the Tool in compliance with these Terms & Conditions and the Guidelines to the extent that SUPPLIER has notified You of such Guidelines. If SUPPLIER determines the Tool is not being used in compliance with the Terms & Conditions and Usage Guidelines, they will not immediately terminate or suspend EMC’s access to the tool. SUPPLIER will communicate the reason for their determination with details to EMC’s Corporate Program Management and Global Services Program Management in writing, and allow [**] for remedy and corrective action.
If at the end of the [**], a remedy and corrective action has not been initiated by EMC, SUPPLIER reserves the right to suspend or terminate Your or an Authorized Third Party’s access to the Tool. after written notice to EMC’s Corporate Program Management and Global Services Program Management You will be liable to SUPPLIER for the cost of any licenses transferred by You in contravention of these Terms & Conditions or the Guidelines. Upon learning of any such unauthorized transfer of a license, you agree to deactivate the transferred license and to instead purchase a valid software license from SUPPLIER. In the event that You are not able to perform a Software license transfer using the Tool, you may submit your transfer request directly to SUPPLIER’s Support team.
Support Brocade’s Support team phone number is 1-888-ATFibre and email notification address is (support@brocade.com). If the website is down, response time to issues by Brocade Support team will be as agreed to in Exhibit F, Section 3.4. Brocade will notify EMC’s Corporate Program Management and Global Services Program Management 24-hours in advance for any scheduled Brocade website maintenance. The Brocade Support Center must accept license key replacement requests during scheduled website down-time.
EMC/BROCADE CONFIDENTIAL

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Limitations. In no event will SUPPLIER have any liability, under any cause of action, to You or any third party, including Authorized Third Parties, in connection with these Terms & Conditions and the activities contemplated hereunder, including your and/or an Authorized Third Parties usage of, or inability to use, the Tool for any reason including but not limited to site outage, delays in access, or revocation by SUPPLIER of your permission to access the Tool. Except as provided in Section 2 above, neither SUPPLIER nor You shall have any liability to the other for any direct, indirect, or consequential damages including, but not limited to, lost profits, lost data, loss of use or costs of procurements of substitute goods or services.
3) Change Section 3.1 as follows: Subject to the provisions of sub-Sections 3.2, 3.3, 3.4 and 3.5 of the Agreement, the Agreement shall commence on the Effective Date and continue thereafter until [**] and will automatically renew for subsequent [**] terms unless in any instance one Party notifies the other Party in writing at least [**] prior to the end of a term of the Agreement of its intent to let the Agreement expire. Each Party acknowledges that this Agreement shall always be interpreted as being limited in duration to a definite term and that the other Party has made no commitments whatsoever regarding the duration or renewal of this Agreement beyond those expressly stated herein.
4) No Other Changes. All Other terms and conditions of the Agreement shall remain unchanged.
5) Counterparts. This Amendment may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 13 to OEM Purchase and License Agreement by their duly authorized representatives. Such execution of the Amendment may be in three counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

Executed and agreed to:	Executed and agreed to:

Brocade Communications Systems, Inc. (“Supplier”)	EMC Corporation (“EMC”)

Signature:	/s/ Ric Pepe	Signature:	/s/ William Monagle 7/14/05

Name:	Ric Pepe	Name:	William Monagle

Vice President
Title:	VP OEM Sales	Title:	Corporate Procurement

EMC Corporation
Date:	Aug. 2, 2005	Date:

Brocade Communications Switzerland, SarL. (“Supplier”)

Signature:	/s/ Kevin McKenna

Name:	Kevin L. McKenna

Title:	International Controller

Place: Geneva, Switzerland
EMC/BROCADE CONFIDENTIAL

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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